Exhibit 99.1
For Immediate Release
Contact:
Debi Ethridge
Vice President, Finance & Investor Relations
dethridge@lodgian.com
(404) 365-2719
Lodgian Names Peter T. Cyrus Interim President and Chief Executive Officer
and Elects W. Blair Allen to Board of Directors
Edward J. Rohling Resigns as President and Chief Executive Officer
and Member of Board of Directors
     ATLANTA, Ga., February 4, 2008—Lodgian, Inc. (Amex: LGN), one of the nation’s largest independent owners and operators of full-service hotels, today announced that Peter T. Cyrus, who has served as a member of Lodgian’s board of directors since his election in April 2007, has been named interim president and chief executive officer, and W. Blair Allen has been elected to Lodgian’s board of directors. Concurrently, the company announced that Edward J. Rohling had resigned from his positions as president, chief executive officer and a member of the company’s board of directors, effective January 29, 2008.
     Peter Cyrus has over 30 years of experience in the hospitality industry. He is a managing partner and co-founder of Montclair Hotel Investors, Inc., a hotel investment and management company based in suburban Chicago. Prior to forming Montclair Hotel Investors, Inc. in 1995, he was a senior vice president of Lazard Freres & Company, where he directed the Real Estate Group’s Chicago office and also headed the firm’s Hospitality Group on a world-wide basis.
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     “On behalf of the board of directors, I want to thank Ed Rohling for his two-and-a-half years of dedicated service to the company and wish him all the best in his future endeavors,” said Stewart Brown, chairman of the board.
     Cyrus studied business administration at the University of Arizona and John Carroll University. He has been a senior member of the Urban Land Institute since 1978. He holds the designation of Certified Review Appraiser (CRA) from the National Association of Review Appraisers.
     “Peter’s vast experience in ownership, development and management of hotels, as well as his relationships with most of the major hotels brands, will serve Lodgian well,” Brown said.
     Since 2004, W. Blair Allen has been the president of Robert M. Goff & Associates, a real estate development and management company in Little Rock, Ark., with an emphasis on the hospitality industry. Prior to his service as president, he was chief financial officer from 1996 until 2004. Previously, he was a commercial loan officer with Regions Bank from 1995 until joining Robert M. Goff & Associates in 1996, and was a commercial loan officer and credit analyst with Worthen Bank from 1994 until 1995.
     “Blair Allen brings significant hotel operating experience to the Lodgian board, and he is a valuable addition,” Cyrus said.
     Allen holds a Masters of Business Administration degree from the Walton School of Business at the University of Arkansas and a Bachelor of Arts degree in economics from Washington & Lee University. He has been the commissioner of the Little Rock Advertising &
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Promotion Commission, real estate chair, since 2004, and has been a board member of Centennial Bank since 2004.
About Lodgian
     Lodgian is one of the largest independent owners and operators of full-service hotels in the United States. The company currently manages a portfolio of 46 hotels with 8,430 rooms located in 24 states and Canada. Of the company’s 46-hotel portfolio, 25 are InterContinental Hotels Group brands (Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express), 12 are Marriott brands (Marriott, Courtyard by Marriott, SpringHill Suites by Marriott and Residence Inn by Marriott), three are Hilton brands, and four are affiliated with three other nationally recognized franchisors. Two hotels are independent, unbranded properties. For more information about Lodgian, visit the company’s Web site: www.lodgian.com.